EXHIBIT 3.1

ANWORTH MORTGAGE ASSET CORPORATION

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE

RIGHTS AND PREFERENCES OF A SERIES OF SHARES OF

PREFERRED STOCK

ANWORTH MORTGAGE ASSET CORPORATION, a Maryland corporation, having its principal office in Santa Monica, California (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article SIXTH of the Corporation’s charter (the “Charter”), the Board of Directors (the “Board”) by resolutions duly adopted on January 18, 2007 and January 25, 2007, and the pricing committee thereof by resolutions duly adopted on January 25, 2007, classified and designated 1,150,000 shares of the unissued preferred stock, par value $.01 per share, of the Corporation (“Preferred Stock”), as 6.25% Series B Cumulative Convertible Preferred Stock and has provided for the issuance of such series. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

SECOND: The terms of the Preferred Stock as set by the Board and the pricing committee thereof, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:

(1) Designation and Number. A series of Preferred Stock of the Corporation, designated as “6.25% Series B Cumulative Convertible Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The par value of the Series B Preferred Stock is $.01 per share. The number of shares of Series B Preferred Stock shall be 1,150,000.

(2) Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock of the Corporation and to all equity securities the terms of which specifically provide that such equity securities rank junior to such Series B Preferred Stock; (b) on parity with the Parity Stock; and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Stock. The term “equity securities” shall not include convertible debt securities. The term “Parity Stock” means all classes and series of preferred stock that the Corporation may issue ranking on parity with the Series B Preferred Stock, including the Series A Preferred Stock, with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up.

(3) Dividends.

(a) Holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.25% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.5625 per share). Such dividends shall be cumulative from the first date on which any Series B Preferred Stock is issued and shall be payable quarterly in arrears on or before January 15, April 15, July 15 and October 15 of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). Any dividend payable on the Series B Preferred Stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on April 15, 2007 shall be for less than the full quarterly dividend period). Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).

(b) No dividends on shares of Series B Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series B Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable.

(d) Except as provided in Section 3(e) below, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends in shares of Common Stock or dividends in shares of any series of Preferred Stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any Preferred Stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any shares of Preferred Stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of Article NINTH of the Charter).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series B Preferred Stock and the shares of any other series of Parity Stock, all dividends declared upon the Series B Preferred Stock and the shares of any other series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and the shares of any other series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and the shares of any other series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Stock which may be in arrears.

(f) Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock in excess of full cumulative dividends on the Series B Preferred Stock as described above.

(4) Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation, legally available for distribution to its stockholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Common Stock or any series of Preferred Stock of the Corporation that ranks junior to the Series B Preferred Stock as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Parity Stock in the distribution of assets, then the holders of shares of Series B Preferred Stock and stockholders of such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5) Redemption. Shares of Series B Preferred Stock are not redeemable at any time by the Corporation or at the option of the holders thereof.

(6) Conversion.

(a) Conversion Rights.

(i) Subject to and upon compliance with the provisions of this Section 6, a holder of any share or shares of Series B Preferred Stock shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series B Preferred Stock (the “Conversion Right”), subject to the conditions described below, into the number of fully paid and non-assessable shares of Common Stock initially at a conversion rate of 2.3809 shares of Common Stock per $25.00 liquidation preference (the “Conversion Rate”), which is equivalent to an initial Conversion Price of approximately $10.50 per share of Common Stock (subject to adjustment in accordance with the provisions of Section 7). Such holder shall surrender to the Corporation such shares of Series B Preferred Stock to be converted in accordance with the provisions in paragraph (b) and (c) of this Section 6, as applicable.

(ii) In connection with the conversion of any shares of Series B Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price (as defined below) on a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common Stock is then listed (including the Nasdaq Global Market and the Nasdaq Capital Market) or, if the Common Stock is not listed on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded (“Trading Day”) immediately prior to the Conversion Date (as defined below) or the Corporation Conversion Option Date (as defined below). If more than one share of Series B Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares of Series B Preferred Stock shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered. “Closing Sale Price” means with regard to shares of the Common Stock, on any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which shares of the Common Stock are traded (including the Nasdaq Global Market and the Nasdaq Capital Market) or, if shares of the Common Stock are not listed on a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated, or in the absence of such a quotation, the Corporation shall determine the closing sale price, in good faith, on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

(iii) A holder of Series B Preferred Stock is not entitled to any rights of a holder of shares of Common Stock until that holder has converted its Series B Preferred Stock, and only to the extent the Series B Preferred Stock are deemed to have been converted to shares of Common Stock in accordance with the provisions of this Section 6.

(iv) The Corporation shall, prior to issuance of any shares of Series B Preferred Stock hereunder, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series B Preferred Stock then outstanding into such Common Stock at any time (assuming that, at the time of the computation of such number of shares of Common Stock, all such shares of Series B Preferred Stock would be held by a single holder). The Corporation covenants that all shares of Common Stock which may be issued upon conversion of Series B Preferred Stock shall upon issue be fully paid and nonassessable and free from all liens and charges and, except as provided in Section 6(c), taxes with respect to the issue thereof. The Corporation further covenants that, if at any time the shares of Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange (including the Nasdaq Global Market and the Nasdaq Capital Market) or quoted on an automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed or quoted, so long as the Common Stock shall be so listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series B Preferred Stock. Before the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the shares of Series B Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations.

(b) Corporation Conversion Option.

(i) On or after January 25, 2012, the Corporation shall have the option to require the holders of the Series B Preferred Stock to convert all of the outstanding shares of Series B Preferred Stock into that number of shares of Common Stock that are issuable at the Conversion Rate (as adjusted, the “Corporation Conversion Option”). The Corporation may exercise the Corporation Conversion Option only if the Closing Sale Price equals or exceeds 130% of the Conversion Price of the Series B Preferred Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day prior to the Corporation’s issuance of a press release announcing its intent to exercise the Corporation Conversion Option in accordance with Section 6(b)(ii).

(ii) To exercise the Corporation Conversion Option right set forth in this Section 6(b), the Corporation must issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section 6(b)(i) shall have been satisfied, announcing the Corporation’s intention to exercise the Corporation Conversion Option. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series B Preferred Stock (“Notice”) (not more than four Trading Days after the date of the press release) of the Corporation Conversion Option announcing the Corporation’s intention to exercise the Corporation Conversion Option. The conversion date (the “Corporation Conversion Option Date”) shall be on the date that is five Trading Days after the date on which the Corporation issues such press release. In addition to any information required by applicable law or regulation, the press release and Notice of a Corporation Conversion Option shall state, as appropriate:

(1) the Corporation Conversion Option Date;

(2) the number of shares of Common Stock to be issued upon conversion of each Series B Preferred Stock;

(3) the number of shares of Series B Preferred Stock to be converted; and

(4) that dividends on the Series B Preferred Stock to be converted shall cease to accrue on the Corporation Conversion Option Date.

(iii) Upon exercise of the Corporation Conversion Option and the surrender of shares of the Series B Preferred Stock by a holder thereof, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which a holder of shares of Series B Preferred Stock being converted, or a holder’s transferee, shall be entitled and (b) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6(a)(ii).

(iv) Each conversion shall be deemed to have been made at the close of business on the Corporation Conversion Option Date so that the rights of the holder thereof as to the Series B Preferred Stock being converted shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 7), and the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(v) In lieu of the foregoing procedures, if the shares of Series B Preferred Stock are held in global form, each holder of beneficial interest in Series B Preferred Stock must comply with the procedures of The Depository Trust Company (“DTC”) to convert such holder’s beneficial interest in respect of the Series B Preferred Stock evidenced by a global share of the Series B Preferred Stock.

(vi) In case any shares of Series B Preferred Stock are to be converted pursuant to this Section 6(b), such holder’s right to voluntarily convert its Series B Preferred Stock shall terminate at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Corporation Conversion Option Date.

(c) Conversion Right Procedures.

(i) To exercise the Conversion Right as set forth in Section 6(a), a holder of the Series B Preferred Stock must surrender to the Corporation at its principal office or at the office of the transfer agent of the Corporation, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series B Preferred Stock to be converted accompanied by a written notice stating that the holder of Series B Preferred Stock elects to convert all or a specified whole number of those shares in accordance with this Section 6(c) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of Common Stock to be issued (“Conversion Notice”). In case the notice specifies that the shares of Common Stock are to be issued in a name or names other than that of the holder of Series B Preferred Stock, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the shares of Series B Preferred Stock.

(ii) As promptly as practicable after the surrender of the certificate or certificates for the shares of Series B Preferred Stock in accordance with Section 6(c)(i), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order, (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the Series B Preferred Stock being converted, or the holder’s transferee, shall be entitled, (b) if less than the full number of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates, less the number of shares being converted, and (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6(a)(ii).

(iii) Each conversion shall be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series B Preferred Stock to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the Series B Preferred Stock being converted shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 7), and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(iv) In lieu of the foregoing procedures, if the shares of Series B Preferred Stock are held in global form, each holder of beneficial interest in Series B Preferred Stock must comply with the procedures of DTC to convert such holder’s beneficial interest in respect of the Series B Preferred Stock evidenced by a global share of the Series B Preferred Stock.

(v) If a holder of Series B Preferred Stock has exercised its right to require the Corporation to repurchase shares of Series B Preferred Stock in accordance with Section 14 hereof, such holder’s Conversion Rights with respect to the Series B Preferred Stock so subject to repurchase shall expire at 5:00PM, New York City time, on the Trading Day immediately preceding the repurchase date, unless the Corporation defaults on the payment of the purchase price. If a holder of Series B Preferred Stock has submitted any such share for repurchase, such share may be converted only if such holder submits a notice of withdrawal or complies with applicable DTC procedures.

(d) Payment of Dividends.

(i) Optional Conversion.

(A) If a holder of shares of Series B Preferred Stock exercises its Conversion Right, upon delivery of the Series B Preferred Stock for conversion, those shares of Series B Preferred Stock shall cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the holder shall not receive any cash payment representing accrued and unpaid dividends of the Series B Preferred Stock, except in those limited circumstances discussed in this Section 6(d). Except as provided herein, the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on Series B Preferred Stock converted at a holder’s election pursuant to a Conversion Right, or for dividends on shares of Common Stock issued upon such conversion.

(B) If the Corporation receives a Conversion Notice before the close of business on a Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable on such converted Series B Preferred Stock on the corresponding Dividend Payment Date.

(C) If the Corporation receives a Conversion Notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder on the Dividend Record Date shall receive on that Dividend Payment Date accrued dividends on those Series B Preferred Stock, notwithstanding the conversion of those Series B Preferred Stock prior to that Dividend Payment Date, because that holder shall have been the holder of record on the corresponding Divided Record Date. However, at the time that such holder surrenders the Series B Preferred Stock for conversion, the holder shall pay to the Corporation an amount equal to the dividend that has accrued and that shall be paid on the related Dividend Payment Date.

(D) A holder of shares of Series B Preferred Stock on a Dividend Record Date who exercises its Conversion Right and converts such Series B Preferred Stock into Common Stock on or after the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such Series B Preferred Stock on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender for conversion of Series B Preferred Stock.

(ii) Corporation Conversion Option.

(A) If the Corporation exercises the Corporation Conversion Option, whether the Corporation Conversion Option Date is prior to, on or after the

Dividend Record Date for the current period, all unpaid dividend which are in arrears as of the Corporation Conversion Option Date shall be payable to the holder of the Series B Preferred Stock.

(B) If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is prior to the close of business on any Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.

(C) If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is on, or after the close of business on, any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series B Preferred Stock called for conversion on such date, shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

(7) Adjustment of Conversion Rate.

(a) If the Corporation shall, at any time or from time to time after January 25, 2007 (the “Original Issue Date”) while any shares of Series B Preferred Stock are outstanding, issue Common Stock as a dividend or distributions to all or substantially all of the holders of Common Stock (other than pursuant to the Corporation’s existing dividend reinvestment and share purchase plan or any future dividend reinvestment and share purchase plan the Corporation adopts which is not materially adverse to the holders of shares of Series B Preferred Stock and in any case which is without duplication subject to an adjustment under Section 7(e)), then the Conversion Rate in effect immediately prior to the close of business on the Record Date (as defined below) fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be adjusted by multiplying such Conversion Rate by a fraction:

(i) the numerator of which shall be the sum of (x) the total number of shares of Common Stock outstanding at the close of business on such Record Date and (y) the total number of shares of Common Stock constituting such dividend or other distribution; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.

An adjustment made pursuant to this Section 7(a) shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any dividend or distribution of the type described in this Section 7(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared. “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(b) If the Corporation shall, at any time or from time to time after the Original Issue Date while any shares of Series B Preferred Stock are outstanding, subdivide, combine reclassify, or split its outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, combination, reclassification or split becomes effective shall be adjusted by multiplying such Conversion Rate by a fraction:

(i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day following the day such subdivision, combination, reclassification or split becomes effective; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day that such subdivision, combination, reclassification or split becomes effective.

An adjustment made pursuant to this Section 7(b) shall become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective.

(c) If the Corporation shall, at any time or from time to time after the Original Issue Date while any shares of Series B Preferred Stock are outstanding, issue rights or warrants for a period expiring within 60 days to all or substantially all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock), at a price per share of Common Stock (or having a conversion, exchange or exercise price per share of Common Stock) less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the announcement by public notice of such issuance or distribution (treating the conversion, exchange or exercise price per share of Common Stock of the securities convertible, exchangeable or exercisable into Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Stock and (ii) any additional consideration initially payable upon the conversion of or exchange or exercise for such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect at the opening of business on the date after such date of announcement by a fraction:

(i) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the date of announcement, and (y) the total number of additional shares of Common Stock issuable pursuant to such rights, warrants, options, other securities, or convertible securities; and

(ii) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date of announcement, and (y) the number of shares of Common Stock equal to the aggregate exercise price or conversion price payable to exercise or convert such rights, warrants, options, other securities or convertible securities divided by the average of the daily Closing Sale Prices per share of Common Stock for the 10 consecutive Trading Days immediately prior to such date (subject to any adjustment as required pursuant to Section 7(g)) (“Current Market Price”) immediately preceding the date of announcement of the issuance of such rights, warrants, options, other securities or convertible securities.

An adjustment made pursuant to this Section 7(c) shall become effective immediately prior to the opening of business on the day following the Record Date for such issuance. If the shares of Common Stock are not delivered pursuant to such rights, warrants, options, other securities, or convertible securities upon the expiration or termination of such rights, warrants, options, other securities, or convertible securities, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights, warrants, options, other securities, or convertible securities have been made on the basis of the delivery of only the number of shares of Common Stock actually issued (or the number of shares of Common Stock actually issued upon conversion, exchange, or exercise of such other securities). In determining whether any rights, warrants options, other securities, or convertible securities entitle the holders to subscribe for or purchase shares of Common Stock at less than such Closing Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights, warrants options, other securities, or convertible securities, the value of such consideration if other than cash, to be determined by the Board of Directors.

(d) (i) If the Corporation shall, at any time or from time to time after the Original Issue Date while any shares of Series B Preferred Stock are outstanding, by dividend or otherwise, distribute to all or substantially all of the holders of its outstanding shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation and the shares of Common Stock are not changed or exchanged), shares of its capital stock, evidences of the Corporation’s indebtedness, or other assets or property, including securities,

(including capital stock of any subsidiary of the Corporation) but excluding (i) dividends or distributions of Common Stock referred to in Section 7(a), (ii) any rights or warrants referred to in Section 7(c), (iii) dividends and distributions paid exclusively in cash referred to in Section 7(e) and (iv) dividends and distributions of stock, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, combination, sale or conveyance to which Section 7 applies (such capital stock, evidence of its indebtedness, other assets or property or securities being distributed hereinafter in this Section 7(d) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:

(A) the numerator of which shall be the Current Market Price; and

(B) the denominator of which shall be (x) such Current Market Price, less (y) the Fair Market Value (as defined below) on such date of the portion of the Distributed Assets so distributed with respect to each share of Common Stock outstanding on the Record Date for such distribution. “Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined by the Board of Directors, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on holders of the Series B Preferred Stock).

An adjustment made pursuant to Section 7(d)(i) shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(ii) If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 7(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to this Section 7(d) to the extent possible, unless the Board of Directors determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of the Series B Preferred Stock.

(iii) If any such distribution consists of shares of capital stock of, or similar equity interests in, one or more of the Corporation’s subsidiaries (a “Spin Off”), the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities for the 10 consecutive Trading Days commencing on and including the first Trading Day of those securities after the effectiveness of the Spin Off, and the Current Market Price shall be measured for the same period. If, however, an underwritten initial public offering of the securities in the Spin Off occurs simultaneously with the Spin Off, Fair Market Value of the securities distributed in the Spin Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Common Stock on the same Trading Day.

(iv) Rights or warrants distributed by the Corporation to all or substantially all holders of the outstanding shares of Common Stock entitling them to subscribe for or purchase equity securities of the Corporation (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (x) are deemed to be transferred with such shares of Common Stock, (y) are not exercisable and (z) are also issued in respect of future issuances of shares of Common Stock, shall be deemed not to have been distributed for purposes of this Section 7(d) (and no adjustment to the Conversion Rate under this Section 7(d) shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section 7(d):

(A) in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of shares Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all or substantially all holders of Common Stock as of the date of such repurchase; and

(B) in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.

(v) For purposes of this Section 7(d) and Section 7(a), Section 7(b) and Section 7(c), any dividend or distribution to which this Section 7(d) is applicable that also includes (x) shares of Common Stock, (y) a subdivision, split or combination of shares of Common Stock to which Section 7(b) applies or (z) rights or warrants to subscribe for or purchase shares of Common Stock to which Section 7(c) applies (or any combination thereof), shall be deemed instead to be:

(A) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such shares of Common Stock, such subdivision, split or combination or such rights or warrants to which Section 7(a), Section 7(b) and Section 7(c) apply, respectively (and any Conversion Rate adjustment required by this Section 7(d) with respect to such dividend or distribution shall then be made), immediately followed by

(B) a dividend or distribution of such shares of Common Stock, such subdivision, split or combination or such rights or warrants (and any further Conversion Rate increase required by Section 7(a), Section 7(b) and Section 7(c) with respect to such dividend or distribution shall then be made), except:

(I) the Record Date of such dividend or distribution shall be substituted as (i) “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution,” “Record Date fixed for such determinations” and “Record Date” within the meaning of Section 7(a), (ii) “the day upon which such subdivision or split becomes effective” or “the day upon which such combination becomes effective” (as applicable) within the meaning of Section 7(b), and (iii) as “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section 7(c); and

(II) any reduction or increase in the number of shares of Common Stock resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.

(e) If the Corporation shall, at any time or from time to time after the Original Issue Date while any shares of Series B Preferred Stock are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock during any quarterly fiscal period, cash (including any quarterly cash dividends, but excluding any cash that is distributed upon a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section 8 applies or as part of a distribution referred to in Section 7(d)) which results in an annualized Common Stock dividend yield which is greater than 6.25% (the “Dividend Threshold Amount”), then, and in each case, immediately after the close of business on such date, the Conversion Rate shall be adjusted based on the following formula:

(i) CR1 = CRo +(($25.00 x (CSY – 6.25%)/4)/SP) where,

(A) CRo = the Conversion Rate in effect immediately prior to the Record Date for such distribution;

(B) CR1 = the Conversion Rate in effect immediately after the Record Date for such distribution;

(C) SP = the average of the Closing Sale price per share of Common Stock over the 10 consecutive Trading Day period prior to the Trading Day immediately preceding the earlier of the Record Date or the ex-dividend date of such cash excess dividend or cash excess distribution; and

(D) CSY = the annualized Common Stock dividend yield, calculated as all cash dividends and cash distributions paid to the Corporation’s holders of Common Stock during the fiscal quarter, multiplied by four, divided by SP.

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such distribution is not so made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such distribution had not been declared.

(f) (i) If any tender offer made by the Corporation or any of its subsidiaries for all or any portion of Common Stock shall expire, then, if the tender offer shall require the payment to the holders of Common Stock of consideration per share of Common Stock having a Fair Market Value that exceeds the Closing Price per share of Common Stock on the Trading Day next succeeding the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the Expiration Date by a fraction:

(A) the numerator of which shall be the sum of (x) the Fair Market Value of the aggregate consideration payable to holder of the Common Stock based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of (i) the number of shares of Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Corporation) at the Expiration Time and (ii) the Current Market Price on the Trading Day next succeeding the Expiration Date; and

(B) the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding (including Purchased Shares but excluding any shares held in the treasury of the Corporation) at the Expiration Time multiplied by (y) the Current Market Price on the Trading Day next succeeding the Expiration Date.

(ii) An adjustment pursuant to Section 7(f)(i) shall become effective immediately prior to the opening of business on the day following the Expiration Date.

(iii) If the Corporation is obligated to purchase shares pursuant to any such tender offer, but the Corporation is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would have been in effect based upon the number of shares actually purchased, if any. If the application of this Section 7(f) to any tender offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer under this Section 7(f).

(iv) For purposes of this Section 7, the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(g) Notwithstanding the foregoing and to the extent permitted by law, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 7, such adjustments shall be made as may be necessary or appropriate to effectuate the intent of this Section 7 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

(h) The Corporation shall be entitled to make such additional increases in the Conversion Rate, in addition to those required by Section 7(a), Section 7(b), Section 7(c), Section 7(d), Section 7(e) or Section 7(f), if the Board of Directors determines that it is advisable, in order that any dividend or distribution of Common Stock, any subdivision, reclassification or combination of Common Stock or any issuance of rights or warrants referred to above, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of Common Stock for United States federal income tax purposes or to diminish any such tax. The Corporation shall give holders of Series B Preferred Stock at least 15 Trading Days’ notice of any increase in the Conversion Rate.

(i) To the extent permitted by law, the Corporation may, from time to time, increase the Conversion Rate for a period of at least 20 Trading Days if the Board of Directors determines that such an increase would be in the Corporation’s best interests. Any such determination by Board of Directors shall be conclusive. The Corporation shall give holders of Series B Preferred Stock at least 15 Trading Days’ notice of any increase in the Conversion Rate.

(j) The Corporation shall not adjust the Conversion Rate pursuant to this Section 7 to the extent that the adjustments would reduce the Conversion Price below $0.01. The Corporation shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least one percent in the Conversion Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment of the Conversion Rate. Except as described in this Section 7, the Corporation shall not adjust the Conversion Rate for any issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for its shares of Common Stock or rights to purchase its shares of Common Stock or such convertible, exchangeable or exercisable securities.

(k) In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the holder of any Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock into which the Series B Preferred Stock originally were convertible, the Conversion Rate of such other shares so receivable upon conversion of any such Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (l) of this Section 7, and any other applicable provisions of this Charter with respect to the Common Stock shall apply on like or similar terms to any such other shares.

(l) To the extent the Corporation has a rights plan in effect upon conversion of the Series B Preferred Stock into shares of Common Stock, the holder shall receive (except to the extent the Corporation settles its conversion obligations in cash), in addition to the shares of Common Stock, the rights under the rights plan unless the rights have separated from the shares of Common Stock prior to the time of conversion, in which case the Conversion Rate shall be adjusted at the time of separation as if the Corporation made a distribution referred to in Section 7(d) above (without regard to any of the exceptions therein).

(8) Consolidation or Merger of the Corporation.

(a) In the case of the following events (each, a “Business Combination”): (i) any recapitalization, reclassification or change of the Common Stock, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or a combination; (ii) a consolidation, merger or binding share exchange of the Corporation with another Person; (iii) a sale, conveyance or lease to another corporation of all or substantially all of the property and assets of the Corporation; or (iv) a statutory share exchange; in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Corporation or the successor or purchasing corporation, as the case may be, shall provide that the holders of Series B Preferred Stock will be entitled thereafter to convert such Series B Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which such holder of Series B Preferred Stock would have owned or been entitled to receive upon such Business Combination had such shares been converted into Common Stock immediately prior to such Business Combination; provided, that the holders of Series B Preferred Stock shall not be entitled to receive any Additional Shares (as defined in Section 11(a) if such holder does not convert its Series B Preferred Stock “in connection with” (as defined in Section 11(a)) the relevant fundamental change. If holders of Common Stock have the opportunity to elect the form of consideration to be received in such Business Combination, the Corporation will make adequate provision whereby the holders of the Series B Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which all of the Series B Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders of the Series B Preferred Stock who participate in such determination, shall be subject to any limitations to which all of the holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (i) the deadline for elections to be made by holders of Common Stock, and (ii) two Trading Days prior to the anticipated effective date of the Business Combination. The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the holders of the Series B Preferred Stock (and the weighted average of elections), by issuing a press release or providing other appropriate notice, and by providing a copy of such notice to the Board of Directors. If the effective date of the Business Combination is delayed beyond the initially anticipated effective date, the holders of the Series B Preferred Stock shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The documents governing the rights of such securities shall provide for adjustments of the Conversion Rate and other appropriate numerical thresholds which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in Section 7. If, in the case of any such Business Combination, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Business Combination, then such documents governing the rights of such securities shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holders of the Series B Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the repurchase rights set forth in Section 12(a) hereof.

(b) The Corporation shall cause notice of the execution of such documents governing the rights of such securities to be mailed to each holder of Series B Preferred

Stock, at the address of such holder as it appears on the Register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such documents governing the rights of such securities.

(c) The above provisions of this Section 8 shall similarly apply to successive Business Combinations.

(d) The Corporation shall not become a party to any Business Combination unless its terms are consistent in all material respects with the provisions of this Section 8.

(e) None of the provisions of this Section 8 shall affect the right of a Series B Preferred Stockholder to convert its shares of Series B Preferred Stock into Common Stock prior to the effective date of a Business Combination.

(f) If this Section 8 applies to any event or occurrence, Section 7 hereof shall not apply.

(9) Notice of Adjustment. Whenever an adjustment in the Conversion Rate with respect to the Series B Preferred Stock is required:

(a) the Corporation shall forthwith place on file with the transfer agent for the Series B Preferred Stock a certificate of the Chief Financial Officer (or such person having similar responsibilities of the Corporation), stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and

(b) a Notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Corporation to each holder of Series B Preferred Stock. Any Notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such Notice.

(10) Notice in Certain Events. In case of:

(a) a consolidation or merger to which the Corporation is a party and for which approval of any holders of Common Stock of the Corporation is required, or of the sale or conveyance to another person or entity or group of persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”)) of all or substantially all of the property and assets of the Corporation; or

(b) the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

(c) any action triggering an adjustment of the Conversion Rate referred to in clauses (x) or (y) below; then, in each case, the Corporation shall cause to be given, to the holders of the Series B Preferred Stock, at least 15 days prior to the applicable date hereinafter specified, a Notice stating:

(x) the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Conversion Rate pursuant to Section 7 hereof, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined; or

(y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up triggering an adjustment to the Conversion Rate pursuant to this Section 10 hereof is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

Failure to give such Notice or any defect therein shall not affect the legality or validity of the proceedings described in Section 10(a), Section 10(b) or Section 10(c).

(11) Adjustment to Conversion Rate upon Certain Fundamental Changes.

(a) If and only to the extent a holder of Series B Preferred Stock elects to convert its Series B Preferred Stock in connection with a fundamental change that occurs on or prior to January 25, 2017, the Corporation shall increase the Conversion Rate for the Series B Preferred Stock surrendered for conversion by a number of additional shares (the “Additional Shares”), if any, as set forth in this Section 11. A conversion shall be deemed for the purposes of this Section 11(a) to be “in connection with” such a fundamental change if the notice of conversion is received by the conversion agent (who initially shall be the transfer agent of the Corporation) from and including the date that is 10 Trading Days prior to the anticipated Effective Date (as defined below) up to and including the Trading Day prior to the Fundamental Change Repurchase Date.

(b) The number of Additional Shares, if any, shall be determined by reference to the table below, based on the date on which such fundamental change transaction becomes effective (the “Effective Date”) and the price paid per share for shares of Common Stock in such fundamental change transaction (the “Share Price”). If holders of shares of Common Stock receive only cash in such fundamental change transaction, the Share Price shall be the cash amount paid per share. If holders of shares of Common Stock receive consideration other than only cash in such fundamental change transaction, the Share Price shall be the average of the Closing Sale Prices of shares of Common

Stock on the five Trading Days prior to but not including the Effective Date of such fundamental change transaction.

(c) The Share Prices set forth in the first row of the table below (i.e., the column headers) shall be adjusted as of any date on which the Conversion Rate is adjusted pursuant to Section 7. The adjusted Share Prices shall equal the product of the Share Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares shall be adjusted in the same manner as the Conversion Rate as set forth under the provisions of Section 7. The following table sets forth the hypothetical Share Price and number of Additional Shares to be issuable per $25.00 liquidation preference of Series B Preferred Stock:

EFFECTIVE DATE	$8.00	$8.85	$9.50	$10.25	$13.50	$17.00	$20.50	$27.25
January 25, 2007	0.521	0.387	0.318	0.293	0.222	0.176	0.146	0.110
January 1, 2008	0.521	0.385	0.298	0.249	0.189	0.150	0.124	0.094
January 1, 2009	0.521	0.385	0.294	0.228	0.151	0.120	0.099	0.075
January 1, 2010	0.521	0.385	0.294	0.211	0.109	0.087	0.072	0.054
January 1, 2011	0.521	0.385	0.294	0.211	0.064	0.050	0.042	0.031
January 1, 2012	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000
January 1, 2013	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000
January 1, 2014	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000
January 1, 2015	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000
January 1, 2016	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000
January 1, 2017	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000

(d) The exact Share Prices and Effective Dates may not be set forth in the table above, in which case:

(i) If the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the two dates, as applicable, based on a 365-day year;

(ii) If the Share Price is in excess of $27.25 per share (subject to adjustment), no Additional Shares shall be issuable upon conversion; or

(iii) If the Share Price is less than $8.00 per share (subject to adjustment), no Additional Shares shall be issuable upon conversion.

(e) A “fundamental change” shall be deemed to occur upon a change of control or a termination of trading.

(f) A “change of control” shall be deemed to have occurred at such time after the original issuance of the Series B Preferred Stock when the following has occurred:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of the Corporation’s total outstanding voting stock other than an acquisition by the Corporation or any of subsidiaries of the Corporation;

(ii) the Corporation consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of the Corporation assets to any person, or any person consolidates with or merges with or into the Corporation, other than: (1) any transaction (A) that does not result in any reclassification, exchange or cancellation of outstanding shares of the Corporation’s capital stock and (B) pursuant to which the Corporation’s capital stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Corporation’s capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (2) any merger solely for the purpose of changing the Corporation’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(iii) the Corporation approves a plan of liquidation or dissolution.

(g) A “termination of trading” is deemed to occur if the Common Stock (or other common stock into which the shares of Series B Preferred Stock are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. Notwithstanding the foregoing, it shall not constitute a change of control if 100% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock traded on a United States National securities exchange (including the Nasdaq Global Market and Nasdaq Capital Market), or which shall be so traded when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the shares of Series B Preferred Stock become convertible solely into such common stock.

(12) Purchase of Series B Preferred Stock upon a Fundamental Change.

(a) In the event of a fundamental change, a holder of Series B Preferred Stock shall have the right to require the Corporation to purchase (the “Repurchase Right”) for cash all or any part of such holder’s shares of Series B Preferred Stock at a purchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the liquidation preference of the Series B Preferred Stock to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Repurchase Date (as defined below). Shares of Series B Preferred Stock submitted for purchase must be $25.00 liquidation preference or an integral multiple thereof.

(b) Within 30 calendar days after the occurrence of a fundamental change, the Corporation shall provide to all holders of Series B Preferred Stock and the transfer agent a Notice of the occurrence of the fundamental change and of the resulting Repurchase Right. Such Notice shall state:

(i) the events constituting the fundamental change;

(ii) the date of the fundamental change;

(iii) the last date on which a holder may exercise the Repurchase Right;

(iv) the Fundamental Change Repurchase Price;

(v) the Fundamental Change Repurchase Date;

(vi) the name and address of the transfer agent;

(vii) the Conversion Rate and any adjustment to the Conversion Rate that shall result from the fundamental change, as applicable, pursuant to Section 11(a), (b), (c) or (d);

(viii) that Series B Preferred Stock with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

(ix) the procedures that a holder must follow to exercise the Repurchase Right.

(c) Simultaneously with providing such Notice, the Corporation shall publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as the Corporation may use at that time and publish such information on its corporate website.

(d) To exercise the Repurchase Right, subject to Section 12(e), a holder of the Series B Preferred Stock must deliver, on or before the twentieth Trading Day after the date of the Corporation’s delivery of Notice of a fundamental change (subject to extension to comply with applicable law), the Series B Preferred Stock to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” duly completed to the transfer agent. The repurchase notice must state:

(i) the applicable Fundamental Change Repurchase Date;

(ii) the portion of the liquidation preference of Series B Preferred Stock to be purchased, in integral multiples of $25.00; and

(iii) that the shares of Series B Preferred Stock are to be purchased by the Corporation pursuant to this Section 12.

(e) If the shares of Series B Preferred Stock are not in certificated form, a holder’s repurchase notice must comply with applicable DTC procedures.

(f) A holder of Series B Preferred Stock may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the Corporation prior to the close of business on the Trading Day prior to the Repurchase Date. The notice of withdrawal shall state:

(i) the liquidation preference of the withdrawn Series B Preferred Stock, in integral multiples of $25.00;

(ii) if certificated shares of Series B Preferred Stock have been issued, the certificate numbers of the withdrawn Series B Preferred Stock; and

(iii) the liquidation preference, if any, which remains subject to the repurchase notice.

(g) If the shares of Series B Preferred Stock are not in certificated form, a holder’s notice of withdrawal must comply with applicable DTC procedures.

(h) The Corporation shall be required to purchase the Series B Preferred Stock no less than 30 days nor more than 45 days after the date of the Corporation’s delivery of Notice of the fundamental change, subject to extension to comply with applicable law (as set forth in the Notice of the fundamental change, the “Fundamental Change Repurchase Date”). A holder of Series B Preferred Stock shall receive payment of the Fundamental Change Repurchase Price promptly following the later of the Fundamental

Change Repurchase Date or the time of book-entry transfer or delivery of the Series B Preferred Stock.

(i) If the transfer agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series B Preferred Stock on the Trading Day following the Fundamental Change Repurchase Date, then:

(i) the Series B Preferred Stock shall cease to be outstanding and dividends (including additional dividends, if any) shall cease to accrue (whether or not book-entry transfer of the Series B Preferred Stock is made or whether or not the Series B Preferred Stock certificate, if applicable, is delivered to the transfer agent); and

(ii) all other rights of the holder shall terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series B Preferred Stock).

(j) In connection with a fundamental change repurchase, the Corporation shall comply with all U.S. federal and state securities laws in connection with any offer by the Corporation to purchase the Series B Preferred Stock upon a fundamental change.

(k) The Corporation shall not be required to repurchase the Series B Preferred Stock upon a fundamental change if a third party (1) makes an offer to purchase the Series B Preferred Stock in the manner, at the times and otherwise in compliance with the requirements applicable to the Corporation to repurchase Series B Preferred Stock upon a fundamental change and (2) purchases all of the Series B Preferred Stock validly delivered and not withdrawn under such offer to purchase Series B Preferred Stock.

(13) Voting Rights.

(a) Holders of the Series B Preferred Stock shall not have any voting rights, except as set forth below.

(b) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), the holders of such shares of Series B Preferred Stock (voting separately as a class with all other series of Parity Stock, upon which like voting rights have been conferred and are exercisable), shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”), and the number of directors on the Board of Directors shall increase by two, at a special meeting called by the holders of record of at least 10% of the Series B Preferred Stock or the holders of any other series of Parity Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred

Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

(c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series B Preferred Stock shall be divested of the voting rights set forth in Section 13(b) hereof (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall decrease by two. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock when they have the voting rights set forth in Section 13(b) (voting separately as a class with the Parity Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights set forth in Section 13(b) (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(d) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class, together with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series B Preferred Stock and; provided, further, that any increase in the amount of the authorized preferred stock, including the Series B Preferred Stock, or the creation or issuance of any additional Series B Preferred Stock or any other series of preferred stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(14) Restrictions on Transfer. The Series B Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article NINTH of the Charter; provided, however, that the terms and conditions (including exceptions and exemptions) of Article NINTH of the Charter shall also be applied to the Series B Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series B Preferred Stock. In addition to the legend contemplated by Article NINTH, Section 9.2.9 of the Charter, each certificate for Series B Preferred Stock shall bear substantially the following legend:

“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”

(15) Settlement. Nothing in this Article SECOND of these Articles Supplementary shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or other securities exchange (including Nasdaq) or an automated inter-dealer quotation system.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on January 25, 2007.

WITNESS:		ANWORTH MORTGAGE ASSET CORPORATION

By:	/s/ Thad M. Brown	By:	/s/ Lloyd McAdams
	Thad M. Brown, Secretary		Lloyd McAdams, President and Chief Executive Officer

THE UNDERSIGNED, President and Chief Executive Officer of the Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Lloyd McAdams
Lloyd McAdams, President and Chief Executive Officer